Priceline.com Announces Pricing of $875 Million Private Offering of Convertible Senior Notes and Common Stock Repurchase

NORWALK, Conn.-(PRNewswire)-March 7, 2012-Priceline.com Incorporated (Nasdaq: PCLN) announced today the pricing of $875 million principal amount of Convertible Senior Notes due 2018 through a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The notes will pay interest semiannually at a rate of 1.0% per annum.  In certain circumstances, the notes may be converted into cash up to their principal amount, and into shares of priceline.com common stock and/or cash at the Company's election for the conversion value above the principal amount based on a conversion rate of 1.0586 shares of common stock per $1,000 principal amount of the notes (which is equal to a conversion price of approximately $944.61 per share, representing a 50% conversion premium based on the closing price of $629.74 per share on March 6, 2012).

Priceline.com estimates that the net proceeds from the offering of notes will be approximately $856.5 million, after deducting estimated fees and expenses.  To the extent the initial purchasers sell more than $875 million principal amount of the notes, priceline.com granted the initial purchasers an option to purchase up to $125 million principal amount of additional notes at any time prior to March 31, 2012, solely to cover over-allotments.

Priceline.com plans to use the net proceeds from the offering of the notes to repurchase approximately $166 million of its outstanding common stock in privately negotiated, off-market transactions, which may be effected through one or more of the initial purchasers of the notes or their respective affiliates, concurrently with the offering.  The net proceeds will also be used for general corporate purposes, which may include repurchasing shares of priceline.com common stock in the open market or in privately negotiated transactions from time to time, repaying outstanding debt and corporate acquisitions.

The sale of the notes and the repurchase of the shares of common stock are expected to close on March 12, 2012.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The notes and any priceline.com common stock issuable upon the conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements.

CONTACT: priceline.com Incorporated
Brian Ek
brian.ek@priceline.com

SOURCE: priceline.com Incorporated